Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Zoe’s Kitchen, Inc. of our report dated March 10, 2014 relating to the financial statements and financial statement schedule of Zoe’s Kitchen, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Dallas, TX
March 29, 2014